274 Putnam New Value Fund attachment
02/28/06 Semi-annual

Putnam New Value Fund, February 28, 2006, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended February 28, 2006, Putnam Management has assumed $9,361 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A		12,627
Class B		1,190
Class C		264

72DD2 (000s omitted)

Class M		163
Class R		10
Class Y		1,678

73A1 (000s omitted)

Class A		0.196
Class B		0.043
Class C		0.082

73A2 (000s omitted)

Class M		0.092
Class R		0.189
Class Y		0.237

74U1 (000s omitted)

Class A		68,887
Class B		27,107
Class C		3,531

74U2 (000s omitted)

Class M		1,811
Class R		69
Class Y		6,140

74V1

Class A		18.43
Class B		18.16
Class C		18.10

74V2

Class M		18.38
Class R		18.30
Class Y		18.44


Additional Information About Errors and Omissions Policy Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.